Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Deutsche Asset Management, are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2000, and from April 28, 2000 through July 31, 2000.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2000, and from April 28, 2000 through July 31, 2000, with respect to securities reflected in the investment account of the Funds.

Deutsche Asset Management.

Flag Investors Short Intermediate Income Fund, Inc. Flag Investors Value Builder Fund, Inc.

Flag Investors Equity Partners Fund, Inc. DBAB Cash Reserve Funds Treasury Series

Flag Investors Emerging Growth Fund, Inc. DBAB Cash Reserve Fund Prime Series

Flag Investors Real Estate Securities Fund, Inc. DBAB Cash Reserve Fund Tax Free

Flag Investors Communications Fund, Inc.

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By:

Charles A. Rizzo

Treasurer

Date